Exhibit 99.1

Plug Reports Third Quarter 2023 Results with Revenue of $199M

2023 overall financial performance has been negatively impacted by unprecedented supply challenges in the hydrogen network
in North America.

We believe this hydrogen supply challenge is a transitory issue, especially as we expect our Georgia and Tennessee facilities to produce at full capacity by year-end.

Lessons from ramping up our Georgia green hydrogen facility coupled with our manufacturing ramp, diversity of products, and major new customer wins reinforce Plug’s leadership position in the global green hydrogen economy.

●	The liquid hydrogen market in North America has been severely constrained by multiple frequent force majeure events, leading to volume constraints which has delayed Plug’s deployments and service margin improvements: Plug continues to manage through a historically difficult hydrogen supply environment by leveraging our logistics assets and team members to transport hydrogen across the US to support customer operations as well as implementing contingency plans in various regions of the country. Despite this challenging industry environment, we have achieved 21% sequential gross margin improvement in 3Q 2023 compared to 2Q 2023 in our fuel business.

●	Despite hydrogen supply challenges impacting overall company gross margin, we have seen margin expansion in certain new products: Reported GAAP gross loss of (69%), was impacted negatively by equipment sales mix, service contract loss accruals, and continued negative fuel margins. Despite these factors, the Company saw margin expansion across certain new product platforms.

●	Georgia green hydrogen plant nearing major milestone: We are completing the final step of the commissioning process for the liquefiers/cold box. Liquid production is anticipated between November 15th and year-end. Also, developments at Louisiana, Texas and New York are expected to provide an additional step change in our fuel margin expansion. Our gas plant in Georgia has now been operating for almost a year supporting high pressure tube trailer filling for Plug as well as other customers. Unprecedented hydrogen supply challenges in the US only further reinforces our vertically integrated strategy and need for a resilient generation network to support multiple applications.

●	Electrolyzer sales grew greater than three times quarter over quarter. Multiple large-scale orders validate Plug’s position as a go-to electrolyzer supplier for industrial scale projects: Since our second quarter 2023 call, Plug has line of sight to an additional 1 GW of electrolyzer orders to our backlog, including 550 MW for Fortescue in Australia and 280 MW for Arcadia e-Fuels in Denmark.

●	Liquefier and cryogenics business continues rapid growth - sales pipeline now exceeding $1.1B: Plug’s cryogenics and liquefier business revenue increased approximately three times year over year (YoY), while margins have expanded by an even greater improvement in the same period.

●	Average sales cycle continues to accelerate in our material handling business given the value proposition of our product and increased market awareness of our solutions. Recently, Plug has added multiple global customers including Tyson, Ryder, STEF and others.

●	Large-scale stationary manufacturing is ramping up, with first units operating at customer sites: Stationary power manufacturing lines are commissioned, with customer orders increasing across EV charging, data centers, and microgrid opportunities. Plug is on track to deliver multiple units in the fourth quarter of 2023, with expected substantial growth in 2024 and beyond.

●	Service accrual charge reflects higher near-term cost projections, which have been impacted by delay in roll out of certain reliability investments: In the third quarter of 2023, the Company has incurred a non-cash charge of $41.6 million. This charge reflects the projection for future costs to service our existing fleet through the remainder of their service contract. The severe hydrogen shortages have negatively affected direct cost of service as well as the timing for implementation of fleet upgrades into customer operated equipment. These factors have been compounded by certain cost increases from inflation impacts on labor, materials and overhead. The Company is continuing to monitor the current cost trends and hydrogen market dynamics. If these trends continue, the Company may have to record additional service loss provisions in future periods.

●	Plug's Gigafactory and Vista facilities represent global manufacturing excellence that we believe will create a sustainable competitive advantage and industry cost leadership: Plug has increased our manufacturing footprint from 50 thousand sq. ft. to nearly 1 million sq. ft. With minimal additional capital investment, Plug believes it can significantly expand our manufacturing capacity to meet anticipated demand while delivering continued manufacturing cost reduction.

As Plug manages through short-term hydrogen supply disruption, we are focused on operational scale, in-house hydrogen generation and policy tailwinds to further the Company's position as a global leader in the green hydrogen industry.

We believe four key business accelerators position the Company to dramatically change our operations and financials in coming quarters, following what have been unprecedented challenges that have arisen from hydrogen supply disruptions in 2023.

1.	Business Expansion:

●	Diverse New Product Platforms: Electrolyzers, liquefiers, cryogenics, and new fuel cell applications are beginning to become an increasing share of our revenue while we continue to add multiple large customers in our material handling business. Business opportunities remain robust, and expansion of these platforms will be instrumental in achieving our top line growth, but more importantly establishes a clear path to margin expansion and profitability.
●	Large Scale Electrolyzer Customers: Over 1 GW of new electrolyzer opportunities, including Fortescue and Arcadia, illustrate how Plug’s scale and technology are equating to industrial-scale electrolyzer orders.
●	Partnerships Reaching Scale Globally: Plug and SK’s current activities include the use of products across our entire platform. AccionaPlug is progressing the 15TPD plant in Spain. Hyvia joint venture (JV) is well positioned to deliver robust growth in 2024 and beyond, with multiple test pilots ongoing and fuel cell vans available for commercial use today.

2.	Margin Enhancement Roadmaps:

●	Hydrogen Generation: Fuel margin rate improved by 21% sequentially from Q2 2023. Margin improvement was achieved despite numerous force majeure events within the hydrogen network that impacted as much as one-third of the US liquid hydrogen supply. Plug's logistics capabilities and contingency plans have allowed us to manage this difficult environment. We expect this is transitory as we expect Georgia and Tennessee facilities to come on-line by year-end. We believe we have effectively managed this situation considering hydrogen pricing has reached over $30/kg on the West Coast.

●	Manufacturing Scale: Plug has already established a world-class manufacturing presence with the ability to meaningfully expand manufacturing capacity with minimal or no additional capital expenditure. This sets the stage for continued cost reduction.
●	Simplifying Designs and Improving Performance: Service cost improvements remain a key focus area for the Company in order to drive overall margin within the material handling business. As part of this effort, Plug has deployed several fleet wide initiatives in 2023 implementing upgrades for in service equipment that will improve power density, reliability and life of the fuel cell components in material handling applications. Equipment upgrades include a combination of software operability improvements as well as new hardware. Plug continues to target 30% per unit service cost decrease over the medium-term, as we see the results of these enhancements, continued increase of the fleet mix to latest technology, release of new product stack platforms with higher power density, and the rollout of power upgrades planned for 2024.

3.	Future Funding Roadmaps: Given our forecasted capital expenditure and operating requirements under the current business plan, and the Company’s existing cash and liquidity position, the Company will need to access additional capital in the market to fund its activities. The Company is pursuing a number of debt capital and project financing solutions.

●	Corporate Debt Solutions: We are evaluating varied debt financing solutions to support our growth.
●	US Department of Energy (DOE) Loan Program: Currently, Plug is working towards a conditional commitment from the DOE Loan Program Office to finance plants in our green hydrogen network.
●	Project Finance and Plant Equity Partners: Our MOU with Fortescue contemplates Fortescue having a 40% equity stake in Plug’s Texas hydrogen plant and for Plug to take up to a 25% equity stake in Fortescue’s Phoenix hydrogen plant. We will continue to evaluate partners to lower our capital expenditure needs.

4.	Policy and Regulations:

●	Guidance for the Inflation Reduction Act (IRA) Production Tax Credit (PTC) is expected before year-end: We believe that the guidance will be beneficial to the development of Plug’s green hydrogen platform, serve as a catalyst for final investment decisions (FIDs) on multiple hydrogen projects, and support future deployments of our fuel cell units and systems.
●	Hydrogen Hubs: The DOE announced $7 Billion for Regional Hydrogen Hubs. Plug is engaged in all seven hubs and a corporate sponsor in five of the announced hubs. This involvement, along with Plug’s expansive product portfolio, sets up the Company to play a substantial role in these programs.
●	EU Renewable Energy Directive (RED): RED mandates renewable hydrogen use in transport, industry, buildings, and district heating and cooling, with targets of 42% green hydrogen by 2030 and 60% by 2035 in the European Union (EU). The adoption of this policy, along with the Net Zero Industry Act and Hydrogen Bank pilot auctions, represents meaningful government incentives to accelerate hydrogen adoption across the region.

Green Hydrogen Generation Network and Plant Updates

Our Georgia plant represents a first-of-a-kind facility, which has come with invaluable learnings, Some of the key lessons learned are already benefiting Plug as we are building additional plants in various locations.

●	Improved contracting strategy: We have been able to secure a lump sum contract for engineering, procurement and construction (EPC) work at our Texas plant. This will meaningfully reduce construction capital expenditures versus the “time & materials” contract employed in Georgia.
●	EPC scope of work: Turnkey contracts include the entire scope of the plant, ensuring continuity and timeliness of plant construction.
●	Procedure development: The project execution team has been able to optimize construction and commissioning procedures based on experience with each plant component in Georgia
●	Construction team members and facility oversight: The team has identified multiple key positions to lead construction and commissioning activities across our network to ensure efficient installation of key components. This includes lead mechanical supervisors and additional electrical and instrumentation engineers.
●	Timeline management for first-of-kind projects: Timelines at Georgia, and key changes listed above, allow our project execution timelines to have lower risk and greater oversight, ensuring completion of future plants on targeted timelines.

In light of these learnings, we are also updating schedules for current plants under construction.

US Green Hydrogen Network:

Georgia: We are completing the final step of the commissioning process for the liquefiers/cold box. Liquid production is anticipated between November 15th and year-end.

Olin JV - Louisiana: Construction continues with site grading, with the turnkey provider mobilizing for installation of the liquefaction package in November. The commissioning plan has been developed to ensure a smooth process from construction through commissioning and start-up.

Texas: Construction began at the site with our hydrogen facility EPC contractor, Kiewit. Work is ongoing for on-site grading, access roads, the power transmission line, and on-site substation.

Alabama, New York: We continue to work in collaboration with New York Power Authority and National Grid to complete and energize the substation, which remains the gating item to achieve the full 74 TPD capacity in the first half of 2025.

Other Projects: Plug is actively evaluating several sites for potential new or expanded production capabilities, with a focus on achieving up to 45 TPD of liquid hydrogen output.

European Green Hydrogen Network:

Port of Antwerp: We expect all permits to be obtained in 2024, which would allow it to move to the construction phase in the course of the following year. Meanwhile, conversations with off-takers are progressing, with the plant’s targeted production already oversubscribed by over tenfold.

Acciona JV: The JV is actively advancing the development of our first three projects, which target curtailed renewable energy sources. This will be the first 15 MW green hydrogen plant in Spain, which we expect to be on track for commissioning in the latter half of 2024.

Finland: Feasibility studies are being finalized, with the aim to start the next engineering phase in the first quarter of 2024. The plants aim for a total capacity of 850 TPD, with FID expected by 2026.

Other Projects: Plug is developing small-scale sites throughout Europe, driven by Plug customers' demand for hydrogen, notably in the United Kingdom and Germany.

Plug continues to capture large-scale projects globally, with IRA guidance as a potential catalyst for project FIDs in the US

We continue to track new orders in our previously disclosed 7.5 GW pipeline of near-term projects approaching FID.

●	Arcadia eFuels has selected Plug to provide a 280 MW electrolyzer system to Arcadia’s Vordingborg plant for the production of sustainable aviation fuel.
●	Plug is the preferred supplier of 550 MW electrolyzers for Fortescue’s proposed Gibson Island Project. The plant is expected to produce approximately 385,000 metric tons of green ammonia a year.

The near-term focus of customers remains on industrial applications. Low-carbon mandates in the EU, hydrogen PTC in the US, and other low carbon fuel standards globally are driving investment. Plug’s experience across our plant network and with customers has allowed continuous optimization of our offering for industrial scale plant customers.

Cryogenics and Liquefier Business Delivers Strong Revenue Growth and Further Product Diversification

Cryogenics solutions and liquefier sales contributed $35.4 million to Q3 revenue. The sales pipeline includes up to $1.1B of opportunities, including multiple programs that may be able to begin revenue recognition in the fourth quarter of 2023, depending on contract timing. We anticipate bookings and revenue will continue to be lumpy in the near-term while we pursue these opportunities and seek to build our liquefier backlog.

Customer Demand in High-Power Stationary Application Creates Significant Hydrogen Offtake Opportunities

Plug commissioned our first high-power stationary units in the field in the third quarter of 2023 and expects the business to continue growing in 2024 and beyond. A variety of end users for this product are creating a large sales pipeline for both the stationary products and hydrogen offtake.

EV Charging: 1 – 5 MW of additional power for a site is needed for EV fleets, creating challenges with grid availability, upgrade costs, and electricity pricing swings. Our application solves time to power, cost of power, and reliability issues, while demanding up to 1TPD+ of hydrogen for a 1MW unit.

Micro-grids and Peaker Plants: Hydrogen for large-scale (1 MW - 1 GW+) backup power and peak power is gaining traction as grid intermittency and physical limits of battery backup make alternatives difficult. Hydrogen can address both scalability and duration for sites with backup power needs beyond 6-8 hours.

Data Center Prime and Peak Power: Growing demand for cloud and AI processing is stressing grid capacity globally. Plug's value proposition for data centers includes time to power, limited impact to current data center architecture, true zero-emissions, and 100% renewable matching.

Material Handling Customer Diversity is Driving Broad-Based Growth

Our pedestal customers are continuing to grow their business in the US and Europe, with 11 total pedestal customers in the US and Europe. Plug’s remains focused on improving service and power purchase agreement margins for material handling and is executing internal initiatives to drive costs down as we scale our business.

Plug’s newest pedestal customer Tyson showed overwhelmingly positive results when analyzing their business case for integrating Plug’s fuel cells. This included a 13-15% productivity gain, 17M pounds of estimated carbon footprint reduction annually, and 50,000 annual labor hours saved across eight sites.

A driving factor in our global material handling growth is the reduction in product lead times from our new manufacturing sites, coupled with the maturity of our solution following years of successful implementation. The sales cycle has decreased meaningfully given the value proposition of our product and we have added multiple customers including Tyson, Ryder and STEF.

World-Class Global Manufacturing Facilities Drive Operating Leverage

The Innovation Center and Gigafactory in Rochester, NY reached its initial nameplate capacity of 100 MW of electrolyzer stacks per month in May 2023. The factory design allows for continued expansion and automation, which will enable Plug to drive down costs and increase throughput over time with additional equipment. The Company plans to organically expand its proton exchange membrane (PEM) stack manufacturing capacity in Rochester well beyond 2.5 GW per year. We believe this could result in greater than 4GW of electrolyzer capacity, and over 200,000 fuel cell stacks produced per year by 2030.

Additionally, we are nearing completion on the balance of the manufacturing lines at our Vista Fuel Cell Manufacturing facility in Slingerlands, NY. The Vista facility spans 407,000 square feet, with the ability to expand to 800,000 square feet to meet the growing demand for our fuel cell products. This massive expansion in Plug’s fuel cell manufacturing for material handling represents a four-fold increase YoY. The site targets capacity by 2030 to produce 80,000 GenDrive units, 500MW of 1-3 MW stationary power units, and 20,000 ProGen engines.

Summary of Third Quarter Financials

Revenue was $199M in the quarter, compared to $189M for the third quarter of 2022, up 5% YoY. Overall, company gross margin was negative 69%, compared to negative 24% for the third quarter of 2022. The equipment line item now consists of a blended margin from established fuel cell applications in the material handling sector and our rapidly expanding new product lines such as electrolyzers, on-road mobility solutions, stationary power units, cryogenic equipment, and liquefiers.

The unprecedented number of hydrogen facilities in the market running below nameplate capacity has caused significant hydrogen shortages impacting deployment schedules, fuel prices, system efficiencies, service on hydrogen infrastructures, and timing of varied reliability program rollouts. The network has seen improvement recently, and we expect liquid hydrogen production from both the Georgia and Tennessee facilities will have substantial impacts on network disruptions.

Service costs have been affected as hydrogen disruptions have delayed the roll out of upgrades at both new and existing customer sites. These factors have been compounded by certain cost increases from inflation impacts on labor, materials and overhead. Upgrades in the field also take a period of time to create meaningful cost improvements, as aging units in the field continue to require additional service. In the interim, given the impact on service and near-term cost projections, we have recorded additional service loss accrual for open contracts. Improvements to our service margin profile are planned to be addressed through the roll out of a new GenDrive platform in 2024, continued upgrades at existing facilities, and operational continuity from lower hydrogen supply disruptions.

Delivering on Roadmap and Margin Expansion Remains Key Corporate Focus

Plug remains focused on building a global green hydrogen ecosystem and delivering on its growth objectives, margin expansion and path to profitability. We look forward to updating you all on our next call.

A conference call will be held on Thursday, November 9, 2023.

Join the call:

●	Time: 4:30 pm ET
●	Toll-free: 877-407-9221 or +1 201-689-8597
●	Direct webcast: https://event.webcasts.com/starthere.jsp?ei=1637631&tp_key=7e3a258c08

The webcast can also be accessed directly from the Plug homepage (www.plugpower.com). A playback of the call will be available online for a period of time following the call.

About Plug

Plug is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell (HFC) turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while providing efficiency gains and meeting sustainability goals. Plug Power created the first commercially viable market for hydrogen fuel cell (HFC) technology. As a result, the Company has deployed over 60,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs. Plug Power’s vertically integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers.

Cautionary Note on Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“Plug”), including but not limited to statements about Plug’s ability to deliver on its business and strategic objectives and achieve substantial growth; Plug’s projections regarding its future financial and market outlook, including its ability to achieve margin expansion and profitability; Plug’s plans to improve its service margins; Plug’s near-term cost projections and recording of service loss provisions; Plug’s expectation that business accelerators will further position it to be a global leader in the green hydrogen industry; the expectation that Plug will be able to significantly expand manufacturing capacity to meet anticipated demand while delivering continued manufacturing cost reduction; the expected production tax credits and other benefits Plug may receive under the Inflation Reduction Act and other policy and regulations; the timing and achievement of expected outputs at Plug’s Georgia and Tennessee facilities; the expectation that Plug’s construction of hydrogen plants at Louisiana, Texas and New York will provide additional step change in its fuel margin expansion; Plug’s beliefs with respect to its sales opportunities and the timing of FID; Plug’s expectation regarding the number of material handling sites and new customers; Plug’s ability to organically expand Plug’s PEM stack manufacturing capacity at its Innovation Center and Gigafactory in Rochester, NY, drive down costs and increase throughput, and achieve expected capacity by the target dates; the expected production at Plug’s Vista facility; the belief that Plug’s Gigafactory and Vista facility will create a sustainable competitive advantage and industry cost leadership; Plug’s ability to complete additional green hydrogen plants in North America, Europe and globally by the target dates and achievement of target production capacities by those dates; the anticipated progress and expected growth of Plug’s ability to execute its strategic growth plan through joint ventures; Plug’s ability to apply learnings from its Georgia plant to additional plants and the belief that such learnings may improve contracting strategy, reduce construction capital expenditures and ensure completion on targeted timelines; the expected timing for deployment of Plug’s stationary power solutions; Plug’s plans to roll out power upgrades; Plug’s ability to continue to expand manufacturing capabilities and manage supply chain issues, including Plug’s belief that current hydrogen supply challenges is a transitory issue; the expected sales pipelines, timing of revenue recognition and bookings, including the expectation that a backlog of new product orders will result in increased sales; and Plug’s ability to obtain financing on acceptable terms to fund its forecasted capital expenditure and operating requirements under the current business plan.

You are cautioned that such statements should not be read as a guarantee of future performance or results as such statements are subject to risks and uncertainties. Actual performance or results may differ materially from those expressed in these statements as a result of various factors, including, but not limited to, that we continue to incur losses and might never achieve or maintain profitability; our ability to continue as a going concern; that we will need to raise additional capital to fund our operations and such capital may not be available to us; global economic uncertainty, including supply chain disruptions, credit tightening, inflationary pressures, and high interest rates; that we may not be able to obtain from our hydrogen suppliers a sufficient supply of hydrogen at competitive prices or the risk that we may not be able to produce hydrogen internally at competitive prices; that we may not be able to expand our business or manage our future growth effectively; that delays in or not completing our product development and hydrogen plant construction goals may adversely affect our revenue and profitability; that we may not be able to convert all of our backlog into revenue and cash flows; the benefit that we will receive under the Inflation Reduction Act; that we may not be able to successfully execute on our joint ventures; and our ability to manufacture and market products on a profitable and large-scale commercial basis. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Plug in general, see Plug’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2022, Plug’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 as well as any subsequent filings. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. We disclaim any obligation to update forward-looking statements except as may be required by law.

Plug Investor Contact
Roberto Friedlander
investors@plugpower.com

Plug Media Contact
Kristin Monroe
Allison+Partners
PlugPR@allisonpr.com+

Plug Power Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$110,809	$690,630
Restricted cash	225,818	158,958
Available-for-sale securities, at fair value (amortized cost of $388,768 and allowance for credit losses of $0 at September 30, 2023 and amortized cost of $1,355,614 and allowance for credit losses of $0 at December 31, 2022)	388,768	1,332,943
Equity securities	67,823	134,836
Accounts receivable, net of allowance of $1,339 at September 30, 2023 and $391 at December 31, 2022	163,187	129,450
Inventory, net	1,024,209	645,636
Contract assets	112,385	62,456
Prepaid expenses and other current assets	146,905	150,389
Total current assets	2,239,904	3,305,298

Restricted cash	825,863	699,756
Property, plant, and equipment, net	1,252,483	719,793
Right of use assets related to finance leases, net	54,819	53,742
Right of use assets related to operating leases, net	404,595	360,287
Equipment related to power purchase agreements and fuel delivered to customers, net	108,717	89,293
Contract assets	29,068	41,831
Goodwill	248,023	248,607
Intangible assets, net	193,177	207,725
Investments in non-consolidated entities and non-marketable equity securities	78,871	31,250
Other assets	16,601	6,694
Total assets	$5,452,121	$5,764,276

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$292,925	$191,895
Accrued expenses	153,635	156,430
Deferred revenue and other contract liabilities	176,614	131,813
Operating lease liabilities	62,110	48,861
Finance lease liabilities	9,094	8,149
Finance obligations	85,372	58,925
Current portion of long-term debt	2,648	5,142
Contingent consideration, loss accrual for service contracts, and other current liabilities	148,187	34,060
Total current liabilities	930,585	635,275

Deferred revenue and other contract liabilities	76,983	98,085
Operating lease liabilities	295,232	271,504
Finance lease liabilities	35,120	37,988
Finance obligations	287,039	270,315
Convertible senior notes, net	194,922	193,919
Long-term debt	1,405	3,925
Contingent consideration, loss accrual for service contracts, and other liabilities	121,549	193,051
Total liabilities	1,942,835	1,704,062

Stockholders’ equity:
Common stock, $0.01 par value per share; 1,500,000,000 shares authorized; Issued (including shares in treasury): 624,267,053 at September 30, 2023 and 608,421,785 at December 31, 2022	6,243	6,084
Additional paid-in capital	7,456,196	7,297,306
Accumulated other comprehensive loss	(1,621)	(26,004)
Accumulated deficit	(3,847,349)	(3,120,911)
Less common stock in treasury: 18,879,367 at September 30, 2023 and 18,076,127 at December 31, 2022	(104,183)	(96,261)
Total stockholders’ equity	3,509,286	4,060,214
Total liabilities and stockholders’ equity	$5,452,121	$5,764,276

Plug Power Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net revenue:
Sales of equipment, related infrastructure and other	$145,130	$157,985	$543,510	$383,065
Services performed on fuel cell systems and related infrastructure	9,290	8,406	27,088	25,468
Power purchase agreements	20,068	9,524	44,135	30,730
Fuel delivered to customers and related equipment	19,371	12,389	47,391	40,289
Other	4,852	324	7,055	1,146
Net revenue	198,711	188,628	669,179	480,698

Cost of revenue:
Sales of equipment, related infrastructure and other	158,989	127,381	504,717	310,362
Services performed on fuel cell systems and related infrastructure	17,916	12,619	53,586	38,106
Provision for loss contracts related to service	41,581	5,727	55,801	8,843
Power purchase agreements	56,981	35,549	157,773	102,194
Fuel delivered to customers and related equipment	59,012	53,129	177,963	134,008
Other	2,197	286	4,843	1,063
Total cost of revenue	336,676	234,691	954,683	594,576

Gross loss	(137,965)	(46,063)	(285,504)	(113,878)

Operating expenses:
Research and development	27,651	28,105	83,437	72,123
Selling, general and administrative	105,451	85,578	310,621	262,420
Impairment	665	—	11,734	—
Change in fair value of contingent consideration	2,239	—	26,316	(2,605)
Total operating expenses	136,006	113,683	432,108	331,938

Operating loss	(273,971)	(159,746)	(717,612)	(445,816)

Interest income	10,369	13,429	44,392	19,321
Interest expense	(11,802)	(9,020)	(33,717)	(28,871)
Other income/(expense), net	4,987	(5,399)	(4,866)	(9,164)
Realized gain/(loss) on investments, net	—	—	263	(1,315)
Other-than-temporary impairment of available-for-sale securities	(10,831)	—	(10,831)	—
Change in fair value of equity securities	70	(4,221)	8,987	(22,864)
Loss on equity method investments	(7,030)	(4,280)	(19,970)	(10,304)

Loss before income taxes	$(288,208)	$(169,237)	$(733,354)	$(499,013)

Income tax (benefit)/expense	(4,729)	1,521	(6,916)	1,530

Net loss	$(283,479)	$(170,758)	$(726,438)	$(500,543)
Net loss per share:
Basic and diluted	$(0.47)	$(0.30)	$(1.22)	$(0.87)

Weighted average number of common stock outstanding	599,465,146	578,043,278	593,417,595	578,217,636

Plug Power Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities
Net loss	$(726,438)	$(500,543)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of long-lived assets	37,810	20,201
Amortization of intangible assets	14,158	15,238
Lower of cost or net realizable value inventory adjustment and provision for excess and obsolete inventory	33,889
Payments of contingent consideration	(2,895)
Stock-based compensation	129,074	134,984
Provision for losses on accounts receivable	948
Amortization of debt issuance costs and discount on convertible senior notes	1,699	1,969
Provision for common stock warrants	12,737	12,513
Deferred income tax (benefit)/expense	(621)	699
Impairment	11,734	763
Loss/(benefit) on service contracts	35,893	(21,984)
Fair value adjustment to contingent consideration	26,316	(2,605)
Net realized (gain)/loss on investments	(263)	1,315
Other-than-temporary impairment of available-for-sale securities	10,831
(Accretion)/amortization of premium on available-for-sale securities	(5,144)	6,383
Lease origination costs	(7,665)	(5,991)
Loss on disposal of assets	-	268
Change in fair value for equity securities	(8,987)	22,864
Loss on equity method investments	19,970	10,304
Changes in operating assets and liabilities that provide/(use) cash:
Accounts receivable	(34,685)	(1,980)
Inventory	(411,737)	(245,770)
Contract assets	(39,040)	(7,027)
Prepaid expenses and other assets	(6,423)	(82,657)
Accounts payable, accrued expenses, and other liabilities	21,221	112,952
Deferred revenue and other contract liabilities	23,699	6,055
Net cash used in operating activities	(863,919)	(522,049)

Investing activities
Purchases of property, plant and equipment	(484,030)	(317,553)
Purchases of equipment related to power purchase agreements and equipment related to fuel delivered to customers	(26,094)	(22,785)
Purchase of available-for-sale securities	-	(295,329)
Proceeds from sales of available-for-sale securities	-	475,676
Proceeds from maturities of available-for-sale securities	961,160	209,379
Purchase of equity securities	-	(4,990)
Proceeds from sales of equity securities	76,263
Net cash paid for acquisitions	-	(26,473)
Cash paid for non-consolidated entities and non-marketable equity securities	(66,811)	(38,574)
Net cash provided by/(used in) investing activities	460,488	(20,649)

Financing activities
Payments of contingent consideration	(10,105)	(2,667)
Payments of tax withholding on behalf of employees for net stock settlement of stock-based compensation	(7,922)	(22,811)
Proceeds from exercise of stock options	1,313	2,135
Principal payments on long-term debt	(5,710)	(62,794)
Proceeds from finance obligations	90,265	83,980
Principal repayments of finance obligations and finance leases	(53,394)	(39,156)
Net cash provided by/(used in) financing activities	14,447	(41,313)
Effect of exchange rate changes on cash	2,130	6,907
Decrease in cash and cash equivalents	(579,821)	(733,516)
Increase in restricted cash	192,967	156,412
Cash, cash equivalents, and restricted cash beginning of period	1,549,344	3,132,194

Cash, cash equivalents, and restricted cash end of period	$1,162,490	$2,555,090

Supplemental disclosure of cash flow information
Cash paid for interest, net of capitalized interest of $6.0 million at September 30, 2023 and $9.8 million at September 30, 2022	$29,207	$24,392